EXHIBIT 10.16

SUBLEASE

THIS SUBLEASE ("Sublease") is made as of December 31, 2010, by and between GOOGLE INC., a Delaware corporation (hereinafter referred to as "Sublandlord"), and DIGITAL DOMAIN PRODUCTIONS, INC., a Delaware corporation ("Subtenant"), with regard to the following facts.

RECITALS:

A.           Sublandlord is the lessee under that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease--Net dated of even date herewith (the "Master Lease"), with The Richlar Partnership, a California general partnership (the "Landlord"), as lessor, concerning approximately 34,395 rentable square feet of office space (the "Premises") consisting of the entire buildings located at 344-362 Main Street, Venice, California (the "Building").

B.           Concurrently herewith, Landlord, Sublandlord and Subtenant are entering into that certain Lease Termination Agreement dated of even date herewith (the "Termination Agreement"), concerning the termination of Subtenant's existing leases of the Building (the "Existing Leases").

C.           Immediately following the termination of the Existing Leases, Subtenant desires to sublease from Sublandlord a portion of the Premises consisting of approximately 6,000 rentable square feet of space (the exact measurement of which shall be subject to verification pursuant to Section 4.4 below) and more particularly depicted as the shaded area on Exhibit A attached hereto and by this reference made a part hereof (which portion of the Premises shall be hereinafter referred to as the "Subleased Premises"), and Sublandlord has agreed to sublease the Subleased Premises to Subtenant upon the terms, covenants and conditions herein set forth.

AGREEMENT:

In consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

1.           Sublease.  Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and takes from Sublandlord the Subleased Premises.  Subtenant shall also have the non-exclusive right, in common with the Sublandlord Related Parties, to use those portions of the Premises designated from time to time by Sublandlord, which shall include, without limitation, restrooms and reasonable ingress to and egress from the Subleased Premises as may be necessary to comply with Applicable Requirements, including, without limitation, access to such other areas or utilities in, on or about the Premises as may be necessary for Subtenant to operate in the Subleased Premises.

2.           Term.  The term of this Sublease (the "Term") shall commence on the "Commencement Date," as that term is defined in the Master Lease, and shall expire on November 30, 2011 (the "Expiration Date"), unless sooner terminated as provided in this Sublease or the Master Lease.

3.           Rent.

3.1           Base Rent.  During the Term, Subtenant shall pay to Sublandlord, in accordance with the terms of this Sublease, base rent ("Base Rent") for the Subleased Premises in monthly installments in an amount equal to the product of (i) $1.75 per rentable square foot of the Subleased Premises per month, multiplied by (ii) the rentable square footage of the Subleased Premises (as verified pursuant to Section 4.4 below following the substantial completion of the "Demising Work," as those terms are defined in Section 4.3 below); provided, however, until such time as the verification of the rentable square footage of the Subleased Premises has occurred pursuant to Section 4.4 below, Subtenant shall pay Base Rent in the estimated amount of $10,500.00 per month (i.e., $1.75 per rentable square foot of the Subleased Premises multiplied by 6,000 rentable square feet), subject to reconciliation upon such verification.  Within thirty (30) days following such verification, Subtenant shall pay to Sublandlord any deficiency in prior payments of Base Rent relating to the period from and after the Commencement Date through the date that the next installment of Base Rent is paid by Subtenant, or, if Subtenant shall have overpaid Base Rent during such period, then Subtenant shall be entitled to a credit against the next succeeding installment(s) of Base Rent in an amount equal to such overpayment (or if no installments of Base Rent remain due hereunder, then Sublandlord shall refund such overpayment to Subtenant within thirty (30) days after such verification).  The Base Rent for the first full calendar month of the Term shall be paid at the time of Subtenant's execution of this Sublease.  Any and all amounts payable by Subtenant to Sublandlord pursuant to the terms of this Sublease (other than Base Rent) are herein collectively referred to as "Additional Rent," and Base Rent and Additional Rent are herein collectively referred to as "Rent."  Except as otherwise expressly provided herein, all Rent shall be payable by Subtenant without notice, demand, setoff or deduction, either (a) by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, to Sublandlord at the place set forth as Sublandlord's address for notices hereunder or, at Sublandlord's option, to such other party or at such other place as Sublandlord may from time to time designate in a written notice to Subtenant, or (b) by electronic transfer of U.S. funds pursuant to the following instructions, or pursuant to such other instructions as Sublandlord may from time to time designate in a written notice to Subtenant:

Beneficiary Name:  Google Inc.
Bank Name:  Wells Fargo
ABA Routing #:  121000248
Bank Account #:  4375669785

If the Term begins or ends on a day other than the first or last day of a month or if any Rent is otherwise payable for a period which is shorter than one month, the Rent for such partial month shall be prorated on the basis of a thirty (30) day month.  At any time during the Term, Sublandlord may deliver to Subtenant a notice in the form as set forth in Exhibit B, attached hereto, as a confirmation only of the information set forth therein, which Subtenant shall execute and return to Sublandlord within five (5) days of receipt thereof.

3.2           Additional Rent.  During the Term, Subtenant shall pay to Sublandlord, as Additional Rent hereunder, "Subtenant's Share," as that term is defined below, of (a) all costs incurred by Sublandlord in connection with any insurance required to be carried under the Master Lease (whether by Sublandlord or by Landlord) (collectively, "Insurance Expenses"), in accordance with the provisions of the Master Lease as incorporated into this Sublease; (b) all "Real Property Taxes;" as that term is defined in the Master Lease, in accordance with the provisions of the Master Lease as incorporated into this Sublease; and (c) all costs incurred by Sublandlord for water, gas, heat, light, power, telephone, trash disposal (from the Building generally) and other utilities and services supplied to the Premises (but only if such utilities and services are also provided to or made available to the Subleased Premises or to any Subtenant Related Parties), together with any taxes thereon (collectively, "Operating Expenses"), whether such services are separately metered or billed to Sublandlord directly or whether Sublandlord reimburses Landlord for the same.  "Subtenant's Share" shall mean the ratio expressed as a percentage that the rentable square footage of the Subleased Premises (as verified pursuant to Section 4.4 below following the substantial completion of the Demising Work) bears to the rentable square footage of the Building; provided, however, until such time as the verification of the rentable square footage of the Subleased Premises has occurred pursuant to Section 4.4 below, Subtenant's Share shall be deemed to be 17.45% (i.e., 6,000 rentable square feet divided by 34,395 rentable square feet), subject to reconciliation upon such verification.  Within thirty (30) days following such verification, Subtenant shall pay to Sublandlord any deficiency in prior payments of Additional Rent relating to the period from and after the Commencement Date through the date that the next installment of Additional Rent is paid by Subtenant, or, if Subtenant shall have overpaid Additional Rent during such period, then Subtenant shall be entitled to a credit against the next succeeding installment(s) of Additional Rent in an amount equal to such overpayment (or if no installments of Additional Rent remain due hereunder, then Sublandlord shall refund such overpayment to Subtenant within thirty (30) days after such verification).

3.3           Services to be Provided by Subtenant.  Notwithstanding anything to the contrary contained herein, Subtenant acknowledges and agrees that payments of Base Rent and Additional Rent hereunder are net of (a) charges for utilities, if any, that may be separately metered to the Subleased Premises or which are provided directly to Subtenant or the Subleased Premises by utility companies or third party providers, all of which shall be paid directly by Subtenant prior to delinquency, and (b) charges for janitorial services to the Subleased Premises, it being understood that Sublandlord shall have no responsibility whatsoever to provide janitorial or refuse removal services to Subtenant or the Subleased Premises, and that Subtenant shall be solely responsible, at Subtenant's sole cost and expense, for performing, or contracting for, all janitorial and refuse removal services and other cleaning of the Subleased Premises.

3.4           Subtenant Surcharges.  During the Term, Subtenant shall pay to Sublandlord, as Additional Rent hereunder, all amounts payable for "Subtenant Surcharges," as that term is defined below.  "Subtenant Surcharges" shall mean (a) any and all amounts other than Base Rent, Insurance Expenses, Real Property Taxes and Operating Expenses which become due and payable by Subtenant to Sublandlord hereunder, and (b) any and all amounts which become due and payable by Sublandlord to the Landlord under the Master Lease as additional charges which would not have become due and payable but for the acts and/or failures to act of Subtenant under this Sublease, including, but not limited to, any additional charges under the Master Lease payable by Sublandlord on account of (i) Subtenant's use of water, electricity, gas, elevator, heating, ventilation or air conditioning, refuse removal or any other utilities or services, (ii) late charges and/or default interest as set forth in the Master Lease arising from Subtenant's failure to make payments to Sublandlord as and when required hereunder, or (iii) the use by Subtenant of any above standard services or additional services with respect to the Building or the Subleased Premises.  Subtenant shall pay the Subtenant Surcharges set forth above within ten (10) days after the presentation of statements therefor by the Landlord or Sublandlord to Subtenant.

4.           Use; Condition of Subleased Premises.

4.1           Permitted Use.  Subtenant covenants and agrees to use the Premises in accordance with the provisions of the Master Lease and for no other purpose and otherwise in accordance with the terms and conditions of the Master Lease and this Sublease.

4.2           Condition of Subleased Premises Upon Acceptance and Return.  Sublandlord and Subtenant acknowledge and agree that Subtenant is currently occupying the Subleased Premises pursuant to the Existing Leases.  Accordingly, except as expressly set forth in Section 4.3, Sublandlord shall not be obligated to construct or install any improvements or facilities of any kind in the Subleased Premises, and Subtenant shall accept the Subleased Premises in their condition existing as of the date of this Sublease, "AS-IS, WHERE-IS, WITH ALL FAULTS" subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use and condition of the Subleased Premises, and any covenants or restrictions, liens, encumbrances and title exceptions of record, and accepts this Sublease subject thereto and to all matters disclosed thereby and by the Master Lease.  Sublandlord and Subtenant further acknowledge and agree that, upon expiration or earlier termination of the Term, Subtenant shall have no obligation to remove any alterations, improvements or fixtures existing in the Subleased Premises as of the date of this Sublease and, except to the extent of any damage caused by Subtenant's move-out or by the negligence or willful misconduct of Subtenant or its agents, employees or contractors, Subtenant shall surrender, and Sublandlord shall accept, the Subleased Premises in their condition existing as of the date of this Sublease, subject to ordinary wear and tear, damage by fire or other casualty and any work performed by Sublandlord (including, without limitation, the Demising Work and the Sublandlord Work).

4.3           Sublandlord's Work.  Sublandlord and Subtenant acknowledge and agree that, although the Subleased Premises consist of the space in the Building depicted on Exhibit A, the current configuration of the Premises is as set forth on Exhibit A-1 attached hereto and by this reference made a part hereof.  Following the Commencement Date, Sublandlord shall, subject to Landlord's prior written approval and right to oversee and supervise such work, construct, install or perform such improvements in, on or about the Subleased Premises as are necessary to separately demise the Subleased Premises in accordance with Exhibit A, including, without limitation, separation of electricity and HVAC to the extent reasonably required to maintain Subtenant's operations within the Subleased Premises, and such improvements as may be necessary in order for the Subleased Premises to be in compliance with all applicable regulatory and governmental codes, including federal ADA, state and local accessibility codes, fire/life safety codes and any other applicable building codes (the "Demising Work").  Sublandlord, at its sole cost, may also make such other improvements outside the Subleased Premises as Sublandlord may desire in its sole discretion (collectively, the "Sublandlord Work").  The Demising Work and the Sublandlord Work shall be performed using materials, methods, finishes, contractors, subcontractors, laborers, materialmen and suppliers selected by Sublandlord in its sole and absolute discretion, subject to approval by Landlord.  In no event shall Subtenant have any payment obligations relating to the Demising Work or the Sublandlord Work.  Subtenant hereby acknowledges and agrees that the Demising Work and the Sublandlord Work will be performed while Subtenant is in occupancy of the Subleased Premises and neither Sublandlord nor Landlord shall be obligated to perform the Demising Work or the Sublandlord Work during other than normal business hours; provided, however, that Sublandlord shall use reasonable efforts to advise Subtenant of Sublandlord's construction schedule with respect to the Demising Work and any of the Sublandlord Work that would affect Subtenant's use or occupancy of the Subleased Premises, and to inform them of material changes to such construction schedule.  Subtenant agrees to cooperate with Sublandlord's performance of the Demising Work and the Sublandlord Work, including permitting access by construction personnel in and about the Subleased Premises, all at Sublandlord's sole cost and expense.  Subtenant hereby acknowledges and agrees that the performance of the Demising Work and the Sublandlord Work may create noise and dust and leave debris in and/or about the Subleased Premises and may be otherwise disruptive to Subtenant's business operations.  Sublandlord shall use commercially reasonable efforts to minimize disruption (including, without limitation, disruption by dust, noise, vibration, odors and debris) to Subtenant's business operations during the performance of the Demising Work and the Sublandlord Work; provided, however, Subtenant hereby agrees that the performance of the Demising Work and the Sublandlord Work and Sublandlord's and Landlord's respective actions in connection therewith shall in no way constitute a constructive eviction of Subtenant nor entitle Subtenant to any abatement of Rent.  Subtenant's obligations with respect to the Subleased Premises shall be unaffected by Sublandlord's performance of the Demising Work and the Sublandlord Work, and Subtenant shall continue to make all monthly Base Rent payments and other payments in accordance with the terms of the Sublease during the performance of the Demising Work and the Sublandlord Work.  Neither Sublandlord nor Landlord shall have any responsibility or for any reason be liable to Subtenant for any direct or indirect injury to or interference with Subtenant's business arising from the performance of the Demising Work and the Sublandlord Work, nor shall Subtenant be entitled to any compensation or damages from Sublandlord or Landlord for loss of the use of the whole or any part of the Subleased Premises or of Subtenant's personal property or improvements resulting from the performance of the Demising Work and the Sublandlord Work or Sublandlord's or Landlord's respective actions in connection therewith, or for any inconvenience or annoyance occasioned by the performance of the Demising Work and the Sublandlord Work or Sublandlord's or Landlord's respective actions in connection therewith.  Notwithstanding anything to the contrary contained in this Sublease, and subject to the immediately preceding sentence, Sublandlord shall use commercially reasonable efforts (a) not to materially, adversely affect fiber access or operation of electrical or HVAC systems in the Subleased Premises during the Term as a result of the Demising Work or the Sublandlord Work, and (b) to reasonably coordinate with Subtenant in advance with respect to any anticipated and required interruptions as may be necessary to cause the separation of electricity and HVAC in the Subleased Premises (which interruptions shall be limited to the extent reasonably practicable).

4.4           Verification of Rentable Square Footage of Subleased Premises.  For purposes of this Sublease, "rentable square feet" in the Subleased Premises and the Building, as the case may be, shall be calculated pursuant to the Standard Method of Measuring Floor Area in Office Building, ANSI Z65.1 - 1996 ("BOMA").  Following the substantial completion of the Demising Work, Sublandlord shall re-measure the Subleased Premises (and, at Sublandlord's election, the Building) to determine the exact amount of rentable area contained therein pursuant to the provisions of this Section 4.4, it being understood that the rentable area of the Subleased Premises set forth in this Sublease is approximate and that the actual rentable area of the Subleased Premises may change as a result of the Demising Work.  Accordingly, if such re-measurement of the Subleased Premises indicates that the Subleased Premises contains a rentable area other than the rentable area set forth in Recital C, then the rentable area of the Subleased Premises shall be appropriately adjusted as of the Commencement Date based upon the written verification by Sublandlord's space planner of such revised rentable area.  In the event of any such adjustment to the rentable area of the Subleased Premises, all amounts, percentages and figures appearing or referred to in this Sublease based upon such rentable area (including, without limitation, Base Rent, Additional Rent and Subtenant's Share) shall be modified in accordance with such determination.

5.           Master Lease.  A redacted copy of the Master Lease is attached hereto as Exhibit C and by this reference made a part hereof.  Subtenant and this Sublease shall be subject in all respects to the terms of, and the rights of the Landlord under, the Master Lease.  Except as otherwise expressly provided in Sections 7 and 8 hereof, the covenants, agreements, terms, provisions and conditions of the Master Lease insofar as they relate to the Subleased Premises and insofar as they are not inconsistent with the terms of this Sublease are made a part of and incorporated into this Sublease as if recited herein in full, and the rights and obligations of the Landlord, as lessor, and Sublandlord, as lessee, under the Master Lease shall be deemed the rights and obligations of Sublandlord and Subtenant respectively hereunder and shall be binding upon and inure to the benefit of Sublandlord and Subtenant respectively.  Accordingly, as applied to this Sublease, (i) the term "Lessor," as used in the Master Lease, shall be deemed to refer to Sublandlord hereunder, and the term "Lessor Related Parties," as used in the Master Lease, shall be deemed to refer to Sublandlord, Sublandlord's affiliates, and the members, principals, beneficiaries, partners, trustees, shareholders, directors, officers, employees, mortgagees, investment managers, attorneys and agents of Sublandlord and Sublandlord's affiliates, and the successors and assigns of such parties ("Sublandlord Related Parties"), (ii) the term "Lessee," as used in the Master Lease, shall be deemed to refer to Subtenant hereunder, and the term "Lessee Related Parties," as used in the Master Lease, shall be deemed to refer to Subtenant, its affiliates, agents, contractors, subcontractors, employees, invitees, subtenants, transferees and any other person claiming by, through or under Subtenant ("Subtenant Related Parties"), (iii) the term "Premises," as used in the Master Lease, shall be deemed to refer to the Subleased Premises hereunder, and (iv) the term "Lease," as used in the Master Lease, shall be deemed to refer to this Sublease.  As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control.  Subtenant covenants and warrants that it fully understands and agrees to be subject to and bound by all of the covenants, agreements, terms, provisions and conditions of the Master Lease, except as modified herein.  Furthermore, Subtenant further covenants not to take any action or do or perform any act or fail to perform any act which would result in the failure or breach of any of the covenants, agreements, terms, provisions or conditions of the Master Lease on the part of the lessee thereunder.

6.           Landlord's Performance Under Master Lease.

6.1           It is understood and agreed that, notwithstanding anything in this Sublease to the contrary, Sublandlord shall have no liability for any breach of any representations, warranties or statements regarding the condition of the Premises which were made by the Landlord under the Master Lease and Sublandlord shall have no obligation or responsibility to provide or perform any service, maintenance, utility, repair, alteration or other obligation which is the obligation of the Landlord to provide or perform pursuant to the terms of the Master Lease including, but not limited to, the obligation of the Landlord to make restorations or repairs after damage to the Premises or the Subleased Premises by fire or other casualty or after condemnation, the obligation of the Landlord to carry the insurance required to be carried by the Landlord under the Master Lease, the obligation of the Landlord to approve any Alterations or any other matter requiring the Landlord's approval hereunder or under the Master Lease, or any obligation of the Landlord with respect to any representations, warranties or statements regarding the condition of the Premises which were made by the Landlord under the Master Lease (collectively, "Landlord Obligations").  Subtenant further agrees that each such Landlord Obligation shall be provided or performed by the Landlord and not by Sublandlord; provided that, to the extent such Landlord Obligations are performed by the Landlord, Subtenant shall be entitled to the benefits of such performance.  Sublandlord shall in no event be liable to Subtenant nor shall Subtenant's obligations under this Sublease be impaired or reduced or the performance thereof excused because of any failure or delay on the Landlord's part in performing or observing any Landlord Obligation of the Landlord under the Master Lease, and Subtenant shall continue to pay the Rent and all other charges provided for herein without any abatement, deduction or setoff whatsoever.  Notwithstanding anything contained herein to the contrary, in the event that as a result of any action of restoration or repair to the Premises or the Subleased Premises (whether as a result of a casualty event, act of condemnation or otherwise), or due to any other cause whatsoever, Sublandlord is entitled to abatement of rent under the Master Lease, then to the extent the Subleased Premises are damaged or destroyed or otherwise affected by the event giving rise to the abatement, Subtenant shall be entitled to an corresponding abatement of the rent due under this Sublease.

6.2           Whenever the consent of the Landlord shall be required by, or the Landlord shall fail to perform its obligations under, the Master Lease, Sublandlord agrees to use its commercially reasonable efforts to obtain, at Subtenant's sole cost and expense, such consent and/or performance on behalf of Subtenant.

6.3           Sublandlord covenants as follows:  (i) not to voluntarily terminate the Master Lease, (ii) not to modify the Master Lease so as to adversely affect Subtenant's rights hereunder, and (iii) to take all actions reasonably necessary to preserve the Master Lease.

7.           Variations from Master Lease.  The following covenants, agreements, terms, provisions and conditions of the Master Lease are hereby modified or not incorporated herein:

7.1           Notwithstanding anything to the contrary set forth in the Master Lease, the Term of this Sublease and the Base Rent payable under this Sublease shall be as set forth in Sections 2 and 3 above.

7.2           Sublandlord and Subtenant hereby represent and warrant to each other and to Landlord that they have had no dealings with any broker, finder or agent in connection with the negotiation or consummation of this Sublease other than CB Richard Ellis ("Sublandlord's Broker") and Jones Lang LaSalle ("Subtenant's Broker," and, together with Sublandlord's Broker, collectively, the "Brokers"), and that they know of no other real estate broker, finder or agent who is entitled to a commission in connection with this Sublease.  Sublandlord agrees to pay to Sublandlord's Broker any commission owed to Sublandlord's Broker, if any, in connection with this Sublease, and Subtenant agrees to pay to Subtenant's Broker any commission owed to Subtenant's Broker, if any, in connection with this Sublease.  Each party agrees to indemnify, defend and hold harmless the other party and Landlord harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any broker, finder or agent in connection with this Sublease.  The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Sublease.

7.3           Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed to be the property of Sublandlord.

7.4           Whenever the provisions of the Master Lease which have been incorporated as provisions of this Sublease require the written consent or approval of the Landlord, said provisions shall be construed to require the written consent or approval of both the Landlord and Sublandlord.

7.5           Any notice which may or shall be given by either party hereunder shall be given in accordance with Paragraph 64 of the Master Lease, addressed to the party for whom it is intended at each of the addresses set forth below such party's signature on this Sublease, or to such other address as may have been designated in a notice given in accordance with the provisions of this Section 7.5 and Paragraph 64 of the Master Lease.

7.6           All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord.

7.7           The time limits contained in the Master Lease for (i) giving of notices, making of demands, or performing of any act, condition or covenant on the part of Subtenant pursuant to the provisions of the Master Lease incorporated into this Sublease, or (ii) the exercise of any right, remedy or option by Sublandlord pursuant to the provisions of the Master Lease incorporated into this Sublease, are hereby changed for purposes of incorporation herein by shortening the same in each instance by two (2) business days, such that in each instance Subtenant shall have two (2) business days less time to observe or perform under this Sublease than Sublandlord has as the lessee under the Master Lease.

7.8           Notwithstanding anything to the contrary contained in the Master Lease, Subtenant's failure to pay any Rent or any other charge required to be paid under this Sublease, or any part thereof, as and when due shall constitute a default by Subtenant under this Sublease without any requirement on the part of Sublandlord to provide written notice of such failure.

7.9           Without limiting the generality of Paragraph 32 of the Master Lease, Subtenant shall permit Sublandlord and Landlord and each of their respective employees, agents and contractors to enter the Subleased Premises and all parts thereof at any time and from time to time (a) as may be reasonably necessary in connection with the performance of the Demising Work and the Sublandlord Work, and (b) during the last sixty (60) days of the Term, for the purpose of inspecting the Subleased Premises and confirming that Subtenant is performing all activities necessary to timely vacate the Subleased Premises on or before the Expiration Date.

7.10           Subtenant shall have the right to use one (1) parking space located in the parking lot immediately adjacent to the Subleased Premises in the approximate location indicated on Exhibit A attached hereto (the "Subtenant Parking Space").

7.11           If, and only if, Subtenant vacates and surrenders the Subleased Premises to Sublandlord on or before the Expiration Date, then Sublandlord shall pay to Subtenant the third installment of the "Termination Payment," as that terms is defined in the Termination Agreement, in the amount of Two Hundred Thousand and No/100 Dollars ($200,000.00), within ten (10) days following the Expiration Date.  In no event shall Subtenant have the right to retain possession of the Subleased Premises or any part thereof beyond the expiration or earlier termination of this Sublease.  Nothing contained in this Section 7.11 shall be construed as consent by Sublandlord or Landlord to any holding over by Subtenant, and Sublandlord and Landlord each expressly reserves the right to require Subtenant to surrender possession of the Subleased Premises upon the expiration or earlier termination of this Sublease.  In the event of any such holding over, neither Sublandlord nor Landlord shall have any obligation whatsoever to pay the third installment of the Termination Payment to Subtenant and the provisions of Paragraphs 26 and 66 of the Master Lease, as incorporated into this Sublease, shall apply.

7.12           The following provisions of the Master Lease shall not be incorporated into this Sublease:  Paragraphs 1.1, 1.2, 1.3, 1.4, 1.5, 1.6, 1.9, 7.1(b), 51, 52, 53.2, 53.3, 54, 58.2, 58.3, 59, 65, 67, 70, 71, 73 and 75, the last grammatical paragraph of Paragraph 60.6, and Exhibits A-2 and A-3.

8.           Indemnity.  In addition to the indemnification obligations set forth in Paragraph 61 of the Master Lease that have been incorporated into this Sublease:

(a)                      Paragraph 61.1 of the Master Lease is modified, as applied to this Sublease, as follows:  (i) the term "Lessor", as used in Paragraph 61.1, shall be deemed to refer to Sublandlord hereunder and Landlord under the Master Lease, and the term "Lessor Related Parties", as used in Paragraph 61.1, shall be deemed to refer to Sublandlord Related Parties and Lessor Related Parties (as defined in the Master Lease), (ii) the term "Lessee", as used in Paragraph 61.1, shall be deemed to refer to Subtenant hereunder, and the term "Lessee Related Parties", as used in Paragraph 61.1, shall be deemed to refer to Subtenant Related Parties, (iii) the term "Premises", as used in the Master Lease, shall be deemed to refer to the Subleased Premises hereunder, and the Premises (as defined in the Master Lease), and (iv) the term "Lease", as used in the Master Lease, shall be deemed to refer to this Sublease and the Master Lease; and

(b)                      Subtenant hereby agrees to protect, defend, indemnify and hold harmless all Sublandlord Related Parties, from and against any and all liabilities, claims, expenses, losses and damages, including, without limitation, reasonable attorneys' fees and disbursements, which may at any time be asserted against any Sublandlord Related Parties by (i) the Landlord for failure of Subtenant to perform any of the covenants, agreements, terms, provisions or conditions contained in the Master Lease which by reason of the provisions of this Sublease Subtenant is obligated to perform, or (ii) any person by reason of the use and/or occupancy of the Subleased Premises by any Subtenant Related Parties, except to the extent any of the foregoing is caused or by the negligence of Sublandlord.

The provisions of this Section 8 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease.

9.           Cancellation of Master Lease.  In the event of the cancellation or termination of the Master Lease for any reason whatsoever or of the involuntary surrender of the Master Lease by operation of law prior to the expiration date of this Sublease, Subtenant agrees, at the option of the Landlord (which may be exercised at any time during Subtenant's occupancy of the Subleased Premises), to make full and complete attornment to the Landlord under the Master Lease for the balance of the Term of this Sublease and upon the then executory terms hereof, which attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to the Landlord.  Subtenant agrees to execute and deliver such an agreement at any time within ten (10) business days after request of the Landlord, and Subtenant waives the provisions of any law now or hereafter in effect which may give Subtenant any right of election to terminate this Sublease or to surrender possession of the Subleased Premises in the event any proceeding is brought by the Landlord under the Master Lease to terminate the Master Lease.

10.           Certificates.  Each party hereto shall at any time and from time to time as requested by the other party or Landlord upon not less than ten (10) business days prior written notice, execute, acknowledge and deliver to the other party or Landlord, a statement in writing certifying that this Sublease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications, if any) certifying the dates to which rent and any other charges have been paid and stating whether or not, to the knowledge of the person signing the certificate, the other party is then in default beyond any applicable grace period provided herein in performance of any of its obligations under this Sublease, and if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom the party requesting such certificate may be dealing.

11.           Assignment or Subletting.  Subject further to all of the rights of the Landlord under the Master Lease and the restrictions contained in the Master Lease, Subtenant shall not be entitled to assign this Sublease or to sublet all or any portion of the Subleased Premises without the prior written consents of Sublandlord and Landlord, which consents (notwithstanding anything to the contrary contained in the Master Lease) may be withheld by Sublandlord and Landlord in their respective sole discretion.

12.           Severability.  If any term or provision of this Sublease or the application thereof to any person or circumstances shall, to any extent, be invalid and unenforceable, the remainder of this Sublease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Sublease shall be valid and be enforced to the fullest extent permitted by law.

13.           Entire Agreement; Waiver.  This Sublease contains the entire agreement between the parties hereto with respect to the subject matter hereof.  This Sublease shall be binding upon and inure to the benefit of their respective heirs, representatives, successors and permitted assigns of the parties hereto.  Any agreement hereinafter made shall be ineffective to change, modify, waive, release, discharge, terminate or effect an abandonment hereof, in whole or in part, unless such agreement is in writing and signed by the parties hereto.

14.           Captions and Definitions.  Captions to the Sections in this Sublease are included for convenience only and are not intended and shall not be deemed to modify or explain any of the terms of this Sublease.

15.           Further Assurances.  The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver, in recordable form if necessary, such further documents, instruments or agreements and shall take such further action that may be necessary or appropriate to effectuate the purposes of this Sublease.

16.           Governing Law.  This Sublease shall be governed by and in all respects construed in accordance with the internal laws of the State of California.

17.           Consent of Landlord.  The validity of this Sublease shall be expressly conditioned upon Landlord's prior written consent hereto pursuant to the terms of the Master Lease.  If the Landlord's consent shall not be obtained and a copy thereof delivered to Subtenant within thirty (30) days of the date hereof, Sublandlord and Subtenant each shall have the right, exercisable by delivery of not less than ten (10) days' prior written notice to the other party, to cancel this Sublease effective as of the date set forth in such notice (the "Cancellation Date"), in which event, unless the Landlord's prior written consent hereto is obtained and a copy thereof is delivered to Subtenant prior to the Cancellation Date, this Sublease shall be null and void and shall have no further force or effect as of the Cancellation Date, except that Sublandlord shall return to Subtenant any pre-paid Base Rent and Security Deposit.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed as of the day and year first above written.

"Sublandlord":	"Subtenant":

GOOGLE INC., a Delaware corporation	DIGITAL DOMAIN PRODUCTIONS, INC., a Delaware corporation

By:	By:
Name:	Name:
Title:	Title:

Addresses for notices to Sublandlord:
By:
Google Inc.	Name:
1600 Amphitheatre Parkway	Title:
Mountain View, California 94043
Attention: Lease Administration	Address for notices to Subtenant:

and	Digital Domain Productions, Inc.
300 Rose Avenue
Google Inc.	Venice, California 90291
1600 Amphitheatre Parkway Mountain View, California 94043	Attention: Joseph M. Gabriel, Vice President and General Counsel
Attention: Legal Department / RE Matters

CONSENT OF LANDLORD

The undersigned, THE RICHLAR PARTNERSHIP, a California general partnership, as Lessor under that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease--Net dated as of December 31, 2010, with Google Inc., a Delaware corporation ("Google"), as Lessee, hereby consents to the foregoing Sublease by and between Google, as Sublandlord, and Digital Domain, a Delaware corporation, as Subtenant.

THE RICHLAR PARTNERSHIP,
a California general partnership

By:	The Rilar Partnership, LP,
a California limited partnership,
its General Partner

	By:	Carmelita R.E. Investments, Inc.,
a Nevada corporation,
its General Partner

By:
Lawrence N. Field, President

EXHIBIT A

SUBLEASED PREMISES

EXHIBIT A-1

CURRENT CONFIGURATION OF PREMISES

EXHIBIT B

SUBLEASE COMMENCEMENT AGREEMENT

[ATTACHED]

EXHIBIT B

EXHIBIT B

EXHIBIT C

MASTER LEASE

[ATTACHED]

EXHIBIT C